Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Guidewire Software, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-223478, 333-216530, 333-209906, 333-202541, 333-194290, 333-187004, and 333-179799) on Form S-8, and in the registration statements (Nos. 333-223487, 333-221298, 333-191856, and 333-191834) on Form S-3 of Guidewire Software, Inc. of our report dated September 18, 2018, with respect to the consolidated balance sheets of Guidewire Software, Inc. and subsidiaries as of July 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended July 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of Guidewire Software, Inc.’s internal control over financial reporting as of July 31, 2018, which report appears in the July 31, 2018 annual report on Form 10-K of Guidewire Software, Inc. Our report refers to a change in the method of accounting for share-based payments due to the adoption of FASB Accounting Standards Update 2016-09, Compensation - Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting.

/s/ KPMG LLP
Santa Clara, California
September 18, 2018